EXHIBIT 99.1

Press Release	Thursday, April 24, 08:00am EST

IVMD Inc. Announces Fundamental Balance Sheet Restructuring.

INVERNESS, SCOTLAND – IVMD, Inc. (OTCBB: IVME; Frankfurt: I7VF) IVMD, Inc.

In Veritas announces that it has secured a fundamental balance sheet restructuring leaving it free of all loan note indebtedness, and that it has secured a further equity capital line to enable it to move forward. The Company has been frustrated under the pressure of excessive debt since late 2005.

Medical Diagnostic Innovations Ltd, a UK investment company formed by Mr. Graham Cooper, the Company’s Chief Executive Officer, and others to facilitate the restructuring, has entered into agreements to purchase $3,316,324 of the Company’s debt (convertible loan notes and other indebtedness to the Company’s various loan note holders) and has agreed to convert that debt into shares of the Company’s common stock. The balance of the Company’s indebtedness under convertible loan notes has been converted into Common stock by those Loan Note holders. All conversions took place at 5 cents per share.

Mr. Cooper has agreed to personally purchase $300,000 of shares in the Company’s common stock by way of a private placement at a price of 5 cents per share.

In addition key employees, directors and contractors of the Company have been granted warrants to purchase shares in the Company’s common stock in a move designed to secure the commitment and ongoing mutuality of interest between the Company and key people who will be associated with its future success.

This restructuring eliminates liabilities of approximately $5,487,279 from its balance sheet, representing some 68% of the Company’s net liabilities reported in its consolidated financial statements at January 31, 2008.

Mr. Cooper, commenting on these important events said:

“I am delighted that after many months of deadlock the Company is now free of its overbearing burden of debt and able to explore its true potential. We now plan to transform the Company into a profitable innovator in the field of point of care medical diagnostics. At last we can concentrate on the business and the substantial commercial opportunities that we have created, rather than internalise around financial complexities”.

Martin Thorp, the Chief Financial Officer added:

“Financing the Company by loan notes was never appropriate and was forced upon previous management by extraneous factors. Extricating In Veritas from the complex debt was not easy, but we have now done it and the commercial opportunity ahead is very exciting. I want to mention those of our trade creditors in Scotland, England and the US who have been enormously understanding of In Veritas’ problems and greatly supportive of us during the lengthy period over which we have been locked in negotiation with our US loan note holders”.

About In Veritas Medical Diagnostics, Inc.

IVMD uses its proven, patented core technology to design, develop and test medical devices for near patient testing and monitoring.  Our products serve large global markets in the monitoring of chronic conditions affecting large numbers of the population.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results of could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

For more information please contact:
Martin Thorp
+44 (0) 207 499 1730

2